Exhibit 99.1

CONTACT: John N. Nelli, Chief Financial Officer (919) 653-1265 jnelli@tangram.com

Tangram Announces Fourth Quarter 2003

and Year-End Operating Results

Net Cash Provided by Operating Activities grows to

$2.7 million in 2003 from $290,000 in 2002

Cary, N.C. — February 12, 2004 — Tangram Enterprise Solutions, Inc. (OTCBB: TESI), a leading provider of IT asset management software and services, today announced operating results for the fourth quarter and the year ended December 31, 2003.

For the year ended December 31, 2003, total revenues fell 8% to $10.6 million, down from $11.6 million in 2002. Net loss for the year ended December 31, 2003 was $1.8 million, or ($0.09) per share. This compares to a net loss of $3.0 million, or ($0.15) per share, in 2002. Excluding the software impairment charge, as discussed below, the company’s net loss in 2003 was $112,000, or ($0.01) per share, compared to a net loss of $2.2 million, or ($0.11) per share in 2002. For the year ended December 31, 2003, net cash provided by operating activities improved significantly to $2.7 million, up from $290,000 for the year ended December 31, 2002.

For the quarter ended December 31, 2003, the company reported total revenues of $3.0 million, compared with $2.8 million in the fourth quarter of 2002, an increase of 7%. Net loss for the fourth quarter of 2003 was $1.7 million, or ($0.08) per share, which includes a charge to operations of $1.7 million related to an impairment charge for the Enterprise Insight product (due to limited sales and strong competition). This compares with a net loss of $1.3 million, or ($0.06) per share, in the fourth quarter 2002. In 2002, the Company recognized a $760,000 impairment charge for its investment in Enterprise Insight product as such investment was judged to have experienced an other than temporary decline in value. The software impairment charges are included in cost of revenue in the accompanying statements of operations. Excluding the software impairment charge in 2003 and 2002, the company’s net earnings in the fourth quarter of 2003 were $68,000, or $0.00 per share, compared to a net loss of $491,000, or ($0.02) per share in the fourth quarter of 2002.

On December 4, 2003 Tangram announced that it had entered into an Agreement and Plan of Reorganization with Opsware Inc., and TES Acquisition Corp., a wholly-owned subsidiary of Opsware. Pursuant to this merger agreement, TES Acquisition Corp. will be merged with and into Tangram, with Tangram continuing as a wholly-owned subsidiary of Opsware. In the merger, all of Tangram’s outstanding debt will be satisfied through the issuance of Opsware common stock to the debt holders, and all outstanding shares of Tangram’s convertible preferred stock and common stock will be exchanged for shares of Opsware common stock at an exchange ratio set forth in the merger agreement. The value of the transaction is $10 million, subject to certain adjustments and conditions contained in the merger agreement. The merger with Opsware is expected to be completed on February 20, 2004, subject to receiving the required shareholder approval.

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TANGRAM ANNOUNCES FOURTH QUARTER RESULTS    Page 2 of 4

About Tangram Enterprise Solutions, Inc. (OTCBB: TESI.OB)

Tangram Enterprise Solutions, Inc., is a leading provider of cohesive, automated IT asset management software solutions and services for large and midsize organizations across all industries, in both domestic and international markets. Tangram’s core business strategy and operating philosophy center on delivering world-class customer care, creating a more personal and productive IT asset management experience through a phased solution implementation, tailored solutions that support evolving customer needs, and leading-edge technical position. Today, Tangram’s solutions manage more than two million workstations, servers, and other related assets. Tangram is a majority owned subsidiary of Safeguard Scientifics, Inc. (www.safeguard.com) (NYSE: SFE), an operating company that creates long-term value by taking controlling interest in and developing its companies through superior operations and management. Safeguard operates businesses that provide business decision and life science software-based product and service solutions. To learn more about Tangram, visit www.tangram.com or call 1-800-4TANGRAM.

About Opsware Inc. (NASDAQ: OPSW)

Opsware Inc., formerly Loudcloud, is the leading provider of data center automation software, offering a complete solution for enterprises, government agencies, and service providers looking to reduce costs and increase IT efficiencies. The Opsware System uniquely combines process automation with built-in operations knowledge on numerous technologies. Opsware was the foundation of Loudcloud’s software-powered managed services business and has been proven to lower costs, accelerate change, and increase service quality. For more information on Opsware Inc., please visit www.opsware.com.

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TANGRAM ANNOUNCES FOURTH QUARTER RESULTS    Page 3 of 4

Statements of Operations

(in thousands, except per share amounts)

	Three months ended December 31		Year ended December 31
	2003	2002	2003	2002
	(unaudited)	(unaudited)
Revenues
Licenses and product	$1,228	$1,047	$3,555	$4,581
Services	1,798	1,780	7,079	6,999

Total revenues	3,026	2,827	10,634	11,580

Cost of revenues
Cost of licenses and product	13	16	39	58
Cost of services	425	336	1,376	1,527
Amortization of software cost	736	552	2,550	2,161
Software impairment	1,727	760	1,727	760

Total cost of revenues	2,901	1,664	5,692	4,506

Gross profit	125	1,163	4,942	7,074

Operating expenses
Sales and marketing	985	907	3,547	4,879
General and administrative	251	446	1,464	1,982
Research and development	430	281	1,232	1,499
Depreciation and amortization	17	88	127	340
Restructuring charge	—	582	—	906

Total operating expenses	1,683	2,304	6,370	9,606

Loss from operations	(1,558)	(1,141)	(1,428)	(2,532)
Other expenses, net	(27)	(42)	(125)	(180)

Loss before income taxes	(1,585)	(1,183)	(1,553)	(2,712)
Provision for income taxes	—	—	—	—

Net loss	$(1,585)	$(1,183)	$(1,553)	$(2,712)

Per share calculation
Net loss	$(1,585)	$(1,183)	$(1,553)	$(2,712)
Less-preferred stock dividend	(74)	(68)	(286)	(264)

Net loss available to common shareholders	$(1,659)	$(1,251)	$(1,839)	$(2,976)

Loss per common share
Basic and diluted	$(0.08)	$(0.06)	$(0.09)	$(0.15)

Weighted average number of common shares outstanding
Basic and diluted	19,802	19,802	19,802	19,739

**	Weighted average number of common shares outstanding on a diluted basis for the three-month periods ended December 31, 2003 and 2002 and the years ended December 31, 2003 and 2002 does not include common stock equivalents because the effect of inclusion of the exercise of stock options would be to reduce the loss per common share.

TANGRAM ANNOUNCES FOURTH QUARTER RESULTS    Page 4 of 4

Condensed Statements of Cash Flows

(in thousands)

	Twelve Months Ended December 31
	2003	2002
Operating Activities
Net loss	$(1,553)	$(2,712)
Adjustments to reconcile net loss to net cash provided by operating activities:	4,365	3,101
Cash provided by changes in working capital items:	(121)	(99)

Net cash provided by operating activities	2,691	290
Net cash used in investing activities	(1,073)	(1,494)
Net cash (used in) provided by financing activities	(686)	1,300

Net increase in cash and cash equivalents	$932	$96

Condensed Balance Sheets

(in thousands)

	December 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$1,350	$418
Accounts receivable, net	2,965	2,671
Other	701	296

Total current assets	5,016	3,385

Property and equipment, net	135	100
Intangible assets and other, net	3,076	6,449

Total assets	$8,227	$9,934

Liability and Shareholders’ Equity
Current portion of long-term debt-shareholders	$1,839	$467
Accounts payable and accrued expenses	1,540	1,060
Deferred revenue	3,295	3,281

Total current liabilities	6,674	4,808

Long-term debt-shareholders	—	1,954
Other long-term liabilities	762	542

Total shareholders’ equity	791	2,630

Total liabilities and stockholders’ equity	$8,227	$9,934

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